Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Neuralstem, Inc. on Forms S-3 (Nos. 333-142451, 333-150574, 333-153387, 333-157079, 333-169847 and 333-165973) and on Forms S-8 (Nos. 333-152801 and 333-172563) of our report dated March 16, 2011 with respect to the audit of the balance sheets of Neuralstem, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2010, which appears in the Annual Report on Form 10-K of Neuralstem, Inc. for the year ended December 31, 2010.

/s/ Stegman & Company

Baltimore, Maryland
March 16, 2011